EXHIBIT 21.1

SUBSIDIARIES OF FINLAY FINE JEWELRY CORPORATION                 JURISDICTION
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Finlay Jewelry, Inc.                                              Delaware
Finlay Merchandising & Buying, Inc.                               Delaware
Sonab Holdings, Inc.                                              Delaware
Sonab International, Inc.                                         Delaware
Societe Nouvelle D'Achat de Bijouterie - S.O.N.A.B.               France
eFinlay, Inc.                                                     Delaware
Carlyle & Co. Jewelers                                            Delaware
Carlyle & Co. of Montgomery                                       Alabama
J.E. Caldwell & Co.                                               Pennsylvania
Park Promenade, Inc.                                              Florida